UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 22, 2015

THE AES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-12291	54-1163725
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:
(703) 522-1315
NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 22, 2015, Sharon A. Virag announced her resignation from the Company effective May 31, 2015 to accept a position at another company.   Ms. Virag served as Vice-President and Controller of The AES Corporation (“AES” or the “Company”) since April of 2013.
On May 22, 2015, AES appointed Mr. Fabian E. Souza to the position of Vice President and Controller effective June 1, 2015 (the “Effective Date”).  Mr. Souza, age 44, has held several positions with AES since joining the Company in October of 2004, including Vice-President, Internal Audit and Advisory Services (October 2014-present); Deputy Corporate Controller (July 2014- September 2014); Assistant Corporate Controller, Global Controllership (May 2013 – June 2014); Controller, Global Utilities (October 2011- April 2013); and Regional Controller (October 2004 - September 2011). Prior to joining AES, Mr. Souza held the position of Assistant Controller at Mobile Satellite Ventures, LP (a satellite telecommunications company) from 2003 to 2004. Prior to that, he served as Assistant Controller at Carey International Inc. (a global travel services company) and Divisional Controller at Diveo Broadband Networks, Inc. (a broadband internet and data center company primarily based in Latin America). Fabian began his career in public accounting with Arthur Andersen LLP in 1992 and was promoted to the position of Experienced Manager in 1998, serving both private and public audit clients. He received a Bachelor of Science in Accounting degree from Wake Forest University and is a Certified Public Accountant.
Compensation arrangements (which shall be in effect on the Effective Date) for Mr. Souza include the following:

•	Annual Base salary of $240,000;

•	Annual performance incentive plan target opportunity of 60% of then-current base salary, which will be subject to pre-established performance targets; and

•	Annual long-term compensation target opportunity of 65% of then-current base salary which will be subject to AES’ annual review of market compensation data and individual performance.

Mr. Souza will be eligible for benefits similar to those of existing AES executives, including, without limitation, participation in the Company’s health, welfare, retirement, relocation and severance plans effective on the Effective Date.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: May 26, 2015	By:	/s/ Thomas M. O’Flynn
	Name:	Thomas M. O’Flynn
	Title:	Executive Vice President and Chief Financial Officer

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